EXHIBIT 15.1

Larry O'Donnell, CPA, P.C.
2228 South Fraser Street Unit I	Telephone (303) 745-4545
Aurora, Colorado 80014

August 7, 2008

Mach One Corporation
6430 Congress Drive
West Bend, WI 53095

We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board, of the unaudited interim combined statements of income, retained earnings and cash flows of Mach One Corporation for the period ended March 31, 2008, as indicated in our report dated July 31, 2008. Because we did not perform an audit, we expressed no opinion on that information. We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We are aware that our report referred to above, which was included in your current Report on Form S-1/A filed on August 8, 2008, is being incorporated by reference in Registration Statement No. 333-146744 on Form S-1 (the "Registration Statements").

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Larry O’Donnell

Larry O'Donnell, CPA, P.C.

Denver, Colorado
August 7, 2008

Member of the American Institute of Certified Public Accountants
Member of the Center for Public Company Audit Firms